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                                                                    EXHIBIT 23.3



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-110289 of InVision Technologies, Inc. on Form S-3 of our report dated February 11, 2003 (February 21, 2003 as to Note 16) which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142,"Goodwill and Other Intangible Assets," appearing in the Annual Report on Form 10-K of InVision Technologies, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP



San Jose, California
December 12, 2003